Exhibit 99.1

Trico Marine Services Announces Search for a President and CEO; Joseph S. Compofelice Appointed Interim CEO

HOUSTON, March 30 /PRNewswire-FirstCall/ — Trico Marine Services, Inc. (OTC Pink Sheets: TRMA) (the “Company” or “Trico”) announced today that Thomas E. Fairley stepped down as President and Chief Executive Officer of the Company, effective March 31, 2005. After assisting the Company through its restructuring and recent exit from Chapter 11, Mr. Fairley informed the Board of his decision to leave the Company. Mr. Fairley will also leave the Board of Directors of the Company as of the same date. The Board accepted Mr. Fairley’s resignation, thanking him for his many years of service to Trico and wishing him well for the future.

The Company announced that it has commenced a search for a new President and Chief Executive Officer. Candidates both inside and outside the Company are being considered for the position. Joseph S. Compofelice, Chairman of the Board, has been named as interim Chief Executive Officer until the search is completed and a new President and Chief Executive Officer is named. Mr. Compofelice will continue to serve as Chairman of the Board.

“Tommy Fairley’s dedication and loyalty to the Company and its employees is unparalleled. His team-building spirit, sense of humor and straightforward manner have been assets to the Company throughout his career,” said Joe Compofelice. “As co-founder of Trico, he has made an indelible mark on the Company and we express our sincere gratitude for his 25 years of service and commitment to the Company.”

Mr. Compofelice emphasized “Trico’s strategy remains unchanged: to focus our efforts on international markets, to delever the balance sheet and to improve our cost structure while maintaining the outstanding level of service our customers have come to expect from the Company.”

About Trico

Trico provides a broad range of marine support services to the oil and gas industry, primarily in the Gulf of Mexico, the North Sea, Latin America, and West Africa. The services provided by the Company’s diversified fleet of vessels include the marine transportation of drilling materials, supplies and crews, and support for the construction, installation, maintenance and removal of offshore facilities. Trico has principal offices in Houston, Texas and Houma, Louisiana. Please visit the Company’s website at http://www.tricomarine.com/ for additional information. Certain statements in this press release that are not historical fact may be “forward looking statements.” Actual events may differ materially from those projected in any forward-looking statement. There are a number of important factors involving risks and uncertainties beyond the control of the Company that could cause actual events to differ materially from those expressed or implied by such statements. A description of risks and uncertainties attendant to Trico Marine Services, Inc. and its industry and other factors, which could affect the Company’s results of operations or financial condition, are included in the Company’s Securities and Exchange Commission filings. Trico undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this report.

Trico Marine Services, Inc.

Web site: http://www.tricomarine.com/